Exhibit 23.6

October 4, 2017

Board of Directors

St. Martin Bancshares, Inc.

301 South Main Street

St. Martinville, LA 70582

Members of the Board:

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter, delivered to the Board of Directors of St. Martin Bancshares, Inc. and dated August 23, 2017, in the Joint Proxy Statement/Prospectus of Home Bancorp, Inc. and St. Martin Bancshares, Inc., which is part of the Registration Statement on Form S-4 of Home Bancorp, Inc., and to the references to our firm in such Joint Proxy Statement/Prospectus. Raymond James further consents to the attachment of the Opinion Letter as Annex C to the Joint Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Raymond James & Associates, Inc.

Raymond James & Associates, Inc.

880 Carillon Parkway // St. Petersburg, FL 33716

T 727.567.1000 // raymondjames.com